Exhibit 10.4

Stanley Beckley

Email: stanley.beckley@motorsport.com

Offer of Employment

Dear Stanley:

This letter, dated November 3rd, 2023, but effective as of November 8th, 2023 (this “Offer of Employment”), is confirming the offer extended to you prior to the Start Date referenced below with respect to your full-time “at will” employment as Interim Chief Financial Officer at Motorsport Games Inc. (the “Company”). Your start date is November 8, 2023 (the “Start Date”). You will report directly to Stephen Hood as the Company’s CEO. You will work out of the Miami office of the Company.

You were required (and you satisfied such requirements) to provide compliance with the Employment Eligibility Verification law (1-9), and to present acceptable documents evidencing your identity and employment eligibility the first day of your employment.

A. TERM OF EMPLOYMENT /CONDITIONAL NATURE OF OFFER

The term of your employment is indefinite and at will. The Company maintains a strict employment at will policy, and your employment with the Company may be terminated at any time in the sole business discretion of the Company. This Offer of Employment does not create a contract of employment as to terms other than compensation for services actually provided and other terms expressly provided for in this Offer of Employment. If the Company terminates, your employment with the Company without Cause (as defined below) and you are not otherwise employed by any of the Company’s affiliates nor providing consulting services to the Company or any of its affiliates, then you will be entitled to a continuation of payment of unpaid base salary from the effective date of such termination to the expiration of three (3) months after the date of such termination, payable on a regular basis in accordance with the Company’s normal payroll procedures and policies, and subject to applicable payroll deductions (the “Severance”). Your right to receive, and the Company’s obligation to pay and provide, any of the payments of Severance shall be subject to: (1) your compliance with, and observance of, all of your obligations under this Offer of Employment that continue beyond such termination and (2) your execution, delivery and non- revocation of, and performance under, a release in favor of the Company and its affiliates in the form acceptable to the Company within forty-five (45) days of the termination of your employment.

“Cause” means any of the following acts or omissions: (a) the refusal or failure, for more than five (5) days from the date of notice by the Company to you, by you to perform any duties required of you by this Offer of Employment or lawful instructions of the Manager of the Company (prior to the establishment of the board of directors of the Company (the “Board”)) or the Board (after the establishment of the Board)); (b) the commission by you of any fraud, misappropriation or misconduct that causes demonstrable material injury to the Company or any of its affiliates or subsidiaries; (c) your conduct which constitutes the breach of any statutory or common law duty of loyalty to the Company; (d) any material breach by you of any provisions of this Offer of Employment; (e) any illegal act by you that affects the business of the Company; conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, dishonesty, fraud, deceit, theft, unethical business conduct or conduct that impairs the reputation of the Company or any of its subsidiaries or affiliates, or a felony (or the equivalent thereof in a jurisdiction other than the United States); (f) your failure to comply in any material respect with this Offer of Employment or any other written agreement between you, on the one hand, and the Company or any of its subsidiaries, on the other, if such failure causes demonstrable material injury to the Company or any of its subsidiaries; or (f) gross negligence, malfeasance, dishonesty or willful misconduct in connection with your duties (either by an act of commission or omission).

Motorsport Games T +1 305 507 8799 E hr@motorsportgames.com W www.motorsportgames.com	1

B. COMPENSATION

The Company will provide you:

1.	A starting annual salary of $230,000 per year, paid in bi-monthly instalments on the Company’s standard payday;

2.	$20,000 performance based annual bonus earned on a calendar year basis. In order to earn any bonus compensation, you must continue to be an employee of the Company through the bonus payment date. All bonuses are subject to applicable withholdings and other deductions as required or permitted by law. Annual bonus payments will be made no later than March 31 of the year following the year to which the bonus relates. For example purposes only, any annual discretionary bonus due in respect of fiscal year ending December 31, 2023, will be payable no later than March 31, 2024. You will be first eligible for a bonus payment on March 31, 2024 and the Annual Bonus will be pro-rated based on months served in calendar year ended December 31, 2023, providing you achieve the required performance metrics. The performance metrics used to determine whether the Annual Bonus will be earned and payable will be determined by the Company at a later date;

3.	Company paid time-off, including sick days and holidays, all in accordance with the Company’s standard policies as in effect from time to time, which currently provides 21 days of paid time-off that is accrued ratably over a 12-month period; and

4.	Company available employee health benefits, as in effect from time to time. At this time, such benefits are provided by a Professional Employment Organization engaged by the Company (currently ADP), which presently includes medical and non-medical (i.e., dental, vision, life, and disability) insurance plans and the ability to contribute to your retirement savings under a 401(k) plan (please note that at present the Company does not make any Company matching contributions to the Plan). Your participation in such benefit plans is subject to all of the terms and conditions of the applicable benefit plan documents including, without limitation, any waiting periods set forth in the applicable plan documents.

C. EXPENSES

Your approved expenses associated with business travel and other proper business purposes will be reimbursed in accordance with company expense reimbursement procedures and policies. However, for direct flights longer than 4 hours, you will be entitled to travel business class.

D. EXEMPT POSITION

The Company’s regular office hours are 9:00am to 6:00pm. Monday through Friday. As a salaried Company professional, consider this an exempt position, and you will not be entitled to overtime pay. If you have questions about this or any other term of this Offer of Employment, we urge you to contact an attorney (at your own expense) and to immediately notify the Company in the event you wish adjustments, if and as are appropriate, to be made.

E. NON-DISCLOSURE COMMITMENT AND ASSIGNMENT OF INTELLECTUAL PROPER

While you are employed by the Company or its affiliates and after your employment ends for any reason, you agree to abide by the terms of the Employee/Consultant Confidentiality, Proprietary Information and Inventions Agreement to be provided to you upon acceptance of this Offer of Employment.

F. PROCESSING OF PERSONAL DATA

Motorsport Games T +1 305 507 8799 E hr@motorsportgames.com W www.motorsportgames.com	2

In connection with your employment, the Company needs to keep, process and share across international borders information about you for normal employment purposes, and as a company pursuing digital media activities, we may sometimes need to process your data to pursue our legitimate business interests. The information we hold and process will be used for our management and administrative use only. We will keep and use it to enable us to run the business and manage our relationship with you effectively, lawfully and appropriately, during the recruitment process, whilst you are working for us, at the time when your employment ends and after you have left. This includes using information to enable us to comply with the employment contract if any, to comply with any legal requirements, pursue the legitimate interests of the Company and protect our legal position in the event of legal proceedings. By applying for and entering into employment with us, you hereby grant consent for the Company to process this data for the above-mentioned purposes, and in accordance with the HR Recruitment and Staff Policies, which have been or will be provided to you. If you do not provide this data, we may be unable in some circumstances to comply with our obligations and we will tell you about the implications of that decision.

G. FUTURE INCENTIVE COMPENSATION PLAN

You will be eligible to participate in the Company’s Incentive Compensation Plan (“ICP”). The Company, in its sole discretion and subject to the Company’s stockholders approving an amendment to the ICP to increase the number of shares of the Company’s Class A common stock to become available for awards under the ICP, may recommend to the compensation committee of the board of directors of the Company (subject to such committee’s discretion) to make annual grants to you of stock options for such number of Company’s Class A shares common stock that would equal to your then applicable base annual salary divided by the closing trading price of Company’s Class A shares on the date of each such grant, which, if granted, would vest in three equal annual installments from the date of each grant, in each case subject to the terms and pursuant to the Company’s standard forms under the ICP. Details of the ICP can be found in our public filings.

H. NO VESTING

Any provisions by the Company for supplementary compensation (i.e. in addition to your regular salary) whether included in this compensation agreement or made separately hereafter, including, but not limited to, the right to receive any bonus or participate in any ICP or similar plan are intended to provide you with employee incentive compensation while you are employed at the Company and not as an independent agency or brokerage type arrangement. Your right to receive any such payment or option grant ends when your employment with the Company ends for any reason. Any such compensation is earned only upon complete achievement of any goal (to the dollar) or condition attached to it, and there is no pro-rata earning of any bonus or supplementary compensation. If you are not employed by the Company on the day all conditions of entitlement to a particular payment have been completely satisfied; you will not have earned any portion of payment. There is no vesting of the right to bonus or incentive compensation payments either in total of pro-rata, and you will receive the payment only if you are an employee on the date provided for actual payment. As extraordinary compensation provisions, goals, time deadlines, definitions and other provisions of incentive bonus and other supplementary compensation commitments are to be strictly construed.

I. NO CONFLICT

Applicant represents and warrants that Applicant is not subject to any agreement, order, judgment or decree of any kind which would prevent Applicant from entering into this Agreement or performing fully Applicant’s obligations hereunder. Applicant acknowledges being instructed: (a) that it is the Applicant’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Applicant should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Applicant represents and warrants that Applicant has not violated and shall not violate such instructions.

Motorsport Games T +1 305 507 8799 E hr@motorsportgames.com W www.motorsportgames.com	3

J. ADDITIONAL ACTIVITIES

This Offer of Employment is conditioned upon your agreement to enter into a Confidentiality, Proprietary Information and Inventions Agreement, pursuant to which you will agree that during the period of your employment with the Company, you will (a) provide services to such entity faithfully, diligently and to the best of your ability, devote your entire business time, energy and skill to such employment and will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, your employment by the Company, its subsidiaries, affiliates, predecessors and/or successors; and (b) not directly or indirectly induce or solicit, or aid or assist any person or entity to induce or solicit (i) any employee or independent contractor or consultant of the Company to leave the employ of or other relationship the Company and/or (ii) any customers or clients of the Company and/or its affiliates to terminate, curtail or otherwise limit its, his or her employment by or business relationship with the Company and/or its affiliates.

The Company hereby acknowledges and agrees that the employee may from time to time advise and assist affiliated entities of the Company, such as the parent company or its subsidiaries.

K. ENTIRE AGREEMENT

This Offer of Employment sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all memoranda or existing agreements, and may be modified only by a written instrument duly executed by each party.

L. CONCLUSION

We are very excited that you are joining us here at the Company and look forward to the valuable contributions you will make. We expect this to be a mutually rewarding relationship. If this Offer of Employment is acceptable, please sign and return the original to me.

Should you have any questions or concerns, please feel free to contact Chief Executive Offer CEO directly. I may be reached via e-mail at sh@motorsportgames.com.

Regards,

MOTORSPORT GAMES INC

By:

Stephen Hood, CEO

Accepted by:

Stanley Beckley

Motorsport Games T +1 305 507 8799 E hr@motorsportgames.com W www.motorsportgames.com	4